Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415)  202-5678

lynn.pieper@westwicke.com

AtriCure Announces Preliminary Results for Fourth Quarter and Full Year 2015

Updates 2016 Guidance

MASON, Ohio – January 11, 2016 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage management,  today announced preliminary financial results for fourth quarter and full year 2015 and updated 2016 financial guidance.

Preliminary and unaudited revenue for fourth quarter 2015 is expected to be approximately $35.9 million, reflecting growth of approximately 21.9% over the fourth quarter of 2014. Based on this preliminary estimate, revenue from U.S. customers is expected to be $28.9 million, reflecting growth of 30.7%, and revenue from international customers is expected to be $7.0 million, reflecting a decline of 4.6%, and an increase of 3.8% on a constant currency basis.

Preliminary revenue for full year 2015 is expected to be $129.8 million, reflecting growth of 20.8% over full year 2014.

“We made significant progress with many accomplishments in 2015, positioning us well to accelerate sales in 2016 as we continue to execute on delivering our portfolio of innovative solutions for atrial fibrillation to the market,” said Mike Carrel, President and Chief Executive Officer of AtriCure.  “Preliminary revenues in the fourth quarter were bolstered by continued robust growth from U.S. customers, reflecting increasing demand and market acceptance. We also successfully completed our acquisition of nContact. In the year ahead, we look forward to extending our leadership position, expanding treatment of atrial fibrillation and improving patients’ lives.”

2016 Financial Guidance

Management projects 2016 revenue growth of approximately 25% over full year 2015 at current exchange rates.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $14 to $15 million for 2016 as we continue to make strategic investments to drive our long-term growth plan, including several clinical trials, modest expansion of our U.S. field sales team, and ongoing product development efforts. We will provide a reconciliation of this non-GAAP measure to the related GAAP measure in our release of final 2015 results. We continue to expect significant improvement in adjusted EBITDA loss for 2017, turning to a positive adjusted EBITDA for 2018.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip™ left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. AtriCure recently acquired nContact, a leader in minimally invasive technology for epicardial ablation. nContact’s mission is to transform the underserved arrhythmia population through a multidisciplinary epicardial-endocardial ablation approach. Afib affects more than 33 million people worldwide. For more information visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, AtriCure’s ability to retain and attract key employees, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to continue to be in compliance with applicable U.S. federal and state and foreign government laws and regulations, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, AtriCure’s ability to raise the capital that may be required to accomplish the foregoing, competition from existing and new products and procedures, including the development of drug or catheter-based technologies, or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, fluctuations in exchange rates for future sales denominated in foreign currency, which represent a majority of AtriCure’s sales outside of the United States, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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